Exhibit 99.1

PYRAMID BREWERIES INC. REPORTS FIRST QUARTER REVENUE INCREASE

SEATTLE, April 30, 2003 — Pyramid Breweries Inc. (Nasdaq:PMID), today announced first quarter 2003 net revenue increased 2.0% to $6,623,000 from the first quarter in 2002. This represents the eighteenth consecutive period of quarter over quarter sales growth.

The Company recorded a net loss of $725,000 for the quarter, or a 5.5% improvement compared to the net loss of $767,000 for the same period last year. EBITDA (Earnings before interest, taxes, depreciation, amortization and stock compensation expense) decreased $12,000 or 7.9% to a negative $164,000.

Pyramid brand shipments increased 0.9% to 22,300 barrels, while Thomas Kemper beer continued its expected decline. Total beer shipments, including Thomas Kemper beer, decreased by 0.9% to 23,000 barrels. Shipments of Thomas Kemper soda decreased by 21.5% to 7,300 barrels from 9,300 barrels in the same quarter of the prior year. The reduction in soda volume is the result of softening demand for specialty sodas, as measured by Nielsen supermarket data, a reduction in Thomas Kemper Soda promotional activity during the first quarter, and distributor reductions in inventory carrying levels. Wholesale beverage sales decreased 8.0% to $4,269,000 in the first quarter ended March 31, 2003 from $4,640,000 in the same quarter of 2002. Total beverage barrel shipments decreased 6.8% compared to prior year.

Alehouse sales increased 27.2%, to $2,354,000 in the first quarter ended March 31, 2003, from $1,851,000 in the same quarter of 2002 due to the addition of the Walnut Creek Alehouse, which opened in May 2002, contributing $628,000 in revenues for the quarter. On a same store basis alehouse sales decreased $125,000 or 6.8% largely due to decreased patronage at the Berkeley, California Alehouse which has been adversely affected by the economic conditions of the San Francisco Bay area.

The Company’s gross margin for the first quarter was $1,156,000, down 14.7% from the prior year amount of $1,356,000. Gross margin as a percentage of net sales decreased to 17.4% in the first quarter ended March 31, 2003 from 20.9% in the same quarter of 2002. This decrease in percentage margin was due mainly to increasing operating costs such as insurance and benefit costs, which have increased 48%, and beverage material price increases of approximately 5.3%. Collectively, these two items reduced gross margins by 3.2%. In addition, the lower soda volumes led to idle capacity which caused less fixed overhead absorption.

The Company’s selling, general and administrative expenses decreased $252,000 from the prior year amount of $2,175,000 for the first quarter. The decrease was largely due to a Washington State sales and use tax refund in the amount of $99,000 net of expenses, received during the quarter.

“The first quarter was very challenging, and tougher than we expected. The soft economy has definitely impacted our business in two key markets, the Northwest and Northern California. In addition, we faced large increases in insurance, health benefits and raw material costs in the quarter. However, we do not believe the first quarter is representative of our potential for the year, and we are very focused on making the necessary adjustments to get our overall business back on track,” reported Martin Kelly, President and CEO. “We are pleased with the continued success of the Pyramid Beer brand which maintained its sales growth momentum, and gained .3 share points in supermarkets in the Western US during the first quarter. We are also very excited about the potential for our new Pyramid Alehouse in Sacramento, which is scheduled to open in the third quarter of this year,” added Kelly.

Also during the quarter, the Board of Directors declared a quarterly cash dividend of $.044 per common share, which was paid on April 11, 2003 to shareholders of record on March 31, 2003. The Company initiated its dividend program in the fourth quarter of 1999 and the first dividend was paid in 2000. This represents the fourteenth consecutive quarter of dividend declarations made by the Company. The Company’s current quarterly dividend results in an annual yield of approximately 5.5% to Pyramid shareholders based on the April 29th end of day stock price.

EBITDA represents a non-GAAP (General Accepted Accounting Principles) financial measure, but it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. Management believes that this information is useful to investors, given the capital intensive nature of the business. A table reconciling this measure to the appropriate GAAP measure is included in the condensed cash flow data table of the financial statements included in this release.

Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, produced under the Pyramid Ales & Lagers and Thomas Kemper brand names. Pyramid also owns and operates three breweries in Seattle, Washington, and Berkeley and Walnut Creek, California as well as three adjoining restaurants under the Pyramid Alehouse name. For more information, visit www.PyramidBrew.com.

Statements concerning future performance, developments or events, concerning potential sales, restaurant expansion, production capacity, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which are described in the company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual events and results may differ materially from stated expectations.

Pyramid Breweries Inc.
Selected Unaudited Financial Data
Statements of Operations

	Three months ended March 31,

		% of		% of
	2003	Net Sales	2002	Net Sales

Gross sales	$6,976,100		$6,833,879
Less excise taxes	353,025		342,173

Net sales	6,623,075	100.0%	6,491,706	100.0%
Cost of sales	5,467,533	82.6%	5,136,011	79.1%

Gross margin	1,155,542	17.4%	1,355,695	20.9%
Selling, general and administrative expenses	1,922,938	29.0%	2,175,255	33.5%

Operating loss	(767,396)	(11.6%)	(819,560)	(12.6%)
Other income, net	43,864	0.7%	52,162	0.8%

Loss before income taxes	(723,532)	(10.9%)	(767,398)	(11.8%)
Income taxes	(1,256)	(0.0%)	—	0.0%

Net loss	$(724,788)	(10.9%)	$(767,398)	(11.8%)

Basic and diluted net loss per share	($0.09)		($0.09)
Weighted average shares outstanding	8,417,005		8,112,136
Beer barrels shipped	23,000		23,200
Soda barrels shipped	7,300		9,300

Total barrels shipped	30,300		32,500

Pyramid Breweries Inc.
Selected Unaudited Financial Data
Condensed Balance Sheets

	March 31,	December 31,
	2003	2002

Current assets:
Cash and cash equivalents	$365,835	$595,573
Short-term investments	2,100,000	2,750,000
Other current assets	3,672,319	4,160,857
Fixed assets, net	20,915,987	20,681,508
Other non-current assets	1,095,623	1,106,617

Total assets	28,149,764	29,294,555

Current liabilities	3,663,587	3,722,949
Non-current liabilities	1,006,197	1,035,872

Total liabilities	4,669,784	4,758,821
Total stockholders’ equity	23,479,980	24,535,734

Total liabilities and Stockholders’ equity	$28,149,764	$29,294,555

Pyramid Breweries Inc.
Selected Unaudited Financial Data
Condensed Cash Flow Data

	Three months ended March 31,

	2003	2002

Net loss	$(724,788)	$(767,398)
Depreciation and amortization	554,392	580,183
Stock compensation	3,856	33,733
Interest expense	1,243	1,409
Gain on sales of fixed assets	—	(856)
Deferred rent	(30,918)	(30,918)
Changes in operating assets and liabilities	413,255	(294,136)

Net cash provided by (used in) operating activities	217,040	(477,983)
Net cash (used in) provided by investing activities	(116,250)	93,018
Net cash (used in) provided by financing activities	(330,528)	104,087

Decrease in cash and cash equivalents	$(229,738)	$(280,878)

Reconciliation of net cash provided by (used in) operating activities to EBITDA:
Net cash provided by (used in) operating activities	$217,040	$(477,983)
Deferred rent	30,918	30,918
Gain on sales of fixed assets	—	856
State income taxes	1,256	—
Changes in operating assets and liabilities	(413,255)	294,136

EBITDA	$(164,041)	$(152,073)

CONTACT:      Pyramid Breweries Inc., Eric G. Peterson, (206) 682-8322

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